                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      E.I. du Pont de Nemours and Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                         DuPont
                                                         1007 Market Street
                                                         Wilmington, DE 19898


[LOGO OF DUPONT APPEARS HERE]

                                                         John A. Krol
                                                         Chairman of the Board


Annual Meeting--April 29, 1998


March 20, 1998


Dear Stockholder:

You are invited to attend the Company's 1998 Annual Meeting on Wednesday, April 29, 1998, at 10:30 a.m. in The Playhouse Theatre, DuPont Building, Wilmington, Delaware.

The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of the Company's business and an opportunity for you to express your views on subjects related to the Company's operations.

To make it easier for you to vote your shares, we are introducing telephone voting. The enclosed proxy card describes how to use this convenient new service. Or you may complete the enclosed proxy card and return it in the postage-paid envelope. In either case, you may request a ticket for the meeting. If you need special assistance because of a disability, please contact the DuPont Stockholder Relations Office.

The Annual Meeting gives us an opportunity to review results and discuss the steps the Company is taking to assure a strong performance in the future. Your interest in the Company is much appreciated, and I hope you will be able to join us as we talk about these matters on April 29.

Sincerely,


/s/ John A. Krol

John A. Krol


E.I. du Pont de Nemours and Company   [LOGO OF RECYCLABLE PRODUCTS APPEARS HERE]
                                                       Printed on Recycled Paper

                                                                  March 20, 1998


To the Holders of Common Stock of
   E. I. du Pont de Nemours and Company



                            NOTICE OF ANNUAL MEETING


     The Annual Meeting of Stockholders of E. I. DU PONT DE NEMOURS AND COMPANY will be held on Wednesday, April 29, 1998, at 10:30 a.m. local time, in The Playhouse Theatre in the DuPont Building, 1007 Market Street, Wilmington, Delaware. The meeting will be held to consider and act upon the election of directors, the ratification of independent accountants, stockholder proposals described in the Proxy Statement and such other business as may properly come before the meeting.

     Holders of record of DuPont Common Stock at the close of business on March 6, 1998, are entitled to vote at the meeting.

     This notice and the accompanying proxy material are sent to you by order of the Board of Directors.


                                                     Louise B. Lancaster
                                                         Secretary




IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY TELEPHONE OR COMPLETE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                 PROXY STATEMENT


                                                                 March 20, 1998


     The enclosed proxy is being solicited by order of the Board of Directors of
E. I. du Pont de Nemours and Company for use in connection with the Annual Meeting of Stockholders to be held April 29, 1998.

     The record date with respect to this solicitation is March 6, 1998. All holders of record of DuPont Common Stock as of the close of business on that date are entitled to vote at the meeting. As of that date the Company had 1,146,762,128 shares of common stock outstanding. Each share of stock is entitled to one vote. A favorable vote of a majority of the shares of common stock voted in person or by proxy at the meeting is required for the approval of each of the proposals described in this Proxy Statement. Abstentions and broker non-votes are not counted in the calculation of the vote. A proxy may be revoked by the stockholder at any time prior to its being voted. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors. In lieu of returning signed proxy cards, holders of record can properly execute proxies by calling a specially designated telephone number as described on the enclosed proxy card.

     The proxy also serves as the voting instruction for the trustees who hold shares of record for participants in the DuPont Savings and Investment Plan, the Conoco Thrift Plan, the Investment Plan for Salaried Employees of Consolidation Coal Company and the Conoco Employee Stock Ownership Plan. If proxies representing shares in the employee savings plans listed above are not received by mail or telephone, those shares will be voted at the discretion of a trustee. Shares in the Conoco Employee Stock Ownership Plan cannot be voted unless the Plan participant signs and returns the proxy card or votes by telephone.

     The Company's Annual Report to Stockholders, containing financial statements reflecting the financial position and results of the operations of the Company for 1997, and this Proxy Statement were distributed together beginning March 20, 1998.

                              General Information

Proxy Statement Proposals. Each year the Board of Directors submits to the stockholders at the annual meeting its nominations for election of directors. In addition, the Bylaws of the Company require that the selection of independent accountants by the Audit Committee of the Board of Directors be submitted for stockholder ratification at each annual meeting. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a stockholder for inclusion in the 1999 Annual Meeting Proxy Statement must be received by the Company no later than November 20, 1998.

Stockholder Nominations for Election of Directors. The Corporate Governance Committee recommends to the Board of Directors nominees for election as directors at the annual meeting. In making such recommendations, the Corporate Governance Committee will consider nominations submitted by stockholders. Any such nominations must be made by stockholders of record and received by the Secretary of the Company by the first Monday in December. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing principal occupations or employments held over the past five years.

Proxy Committee. The Proxy Committee is composed of directors of the Company who vote as instructed the shares of DuPont Common Stock for which they receive proxies. Proxies also confer upon the Proxy Committee discretionary authority to vote the shares on any matter which was not known to the Board of Directors a reasonable time before solicitation of proxies, but which is properly presented for action at the meeting.

Proxy Solicitation. All costs relating to the solicitation of proxies will be borne by the Company. Morrow & Co. has been retained by the Company to aid in the solicitation of proxies, at an estimated cost of $13,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees of the Company personally or by mail, or by telephone, facsimile transmission or other electronic means. On request, the Company will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting. As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by the independent tabulation agents, the independent inspectors of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.


                             The Board of Directors


Operation and Meetings. The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company's business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Chairman, President and Chief Executive Officer and other corporate executives. They are advised of actions taken by the Audit, Compensation, Corporate Governance, Environmental Policy and Strategic Direction Committees and the Office of the Chief Executive. In addition, the directors receive written reports from the businesses when they propose actions for Board approval. Directors have access to all books, records and reports, and members of management are available at all times to answer their questions.

     In 1997 six regular meetings and one special meeting of the Board of Directors were held. All current directors attended 90% or more of the total Board and committee meetings held in 1997, and attendance averaged 98%. Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and members of management relative to matters of mutual interest and concern to the Company.

Retirement Policy. The Company's retirement policy for directors provides that no director may stand for reelection to the Board after reaching age 70. All employee directors retire from the Board when they retire from employment with the Company with the exception of former Chief Executive Officers. The Board at its discretion may in unusual circumstances, and for a limited period, ask a Board member to stand for reelection after the prescribed retirement date.

Compensation. Members of the Board who are employees of DuPont or any of its subsidiaries are not compensated for service on the Board or on committees. J.
A. Krol, who retired as an employee of the Company and remains Chairman of the Board, receives $25,000 per month beginning March 1, 1998. All other nonemployee directors receive an annual retainer fee of $35,000 for service on the Board, and a fee of $1,000 per meeting for attending special meetings of the Board and stockholder meetings held on a day when the Board does not meet. Nonemployee directors receive annual compensation for committee service as follows: (a) committee chairs receive $15,000, (b) members of the Strategic Direction Committee receive $9,000 and (c) members of the other Board committees receive $6,000. Nonemployee directors, other than the Chairman, also receive an annual grant of 400 shares of DuPont Common Stock. The Chairman received a grant on March 1, 1998 of a nonqualified stock option for 60,000 shares of DuPont Common Stock.

     Under the terms of the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, any director may defer all or part of the payment of Board and committee fees in the form of cash or stock units until a specified year or until ceasing to be a director of the Company. Annual stock grants may also be deferred but only as stock units. Interest equivalents accrue on payments deferred in the form of cash and dividend equivalents accrue on payments deferred in the form of stock units. For 1998, six directors have elected to defer payment of directors' fees or the annual stock grant. Nonemployee directors are also eligible to participate in a retirement income plan if on the date of retirement from the Board they have served on the Board for at least five years and have not qualified for an immediate or deferred pension benefit from the Company or any of its subsidiaries. The annual benefits payable under the plan are equal to one-half of the annual Board retainer (exclusive of any committee compensation and annual stock grants) in effect on the date of the director's retirement. Benefits are available for the lesser of life or 10 years.

     The Directors' Charitable Gift Plan was established to improve the competitiveness of the compensation and benefits package for Board members. After a director's death, the Company will donate five consecutive annual installments up to $200,000 each to tax-exempt educational institutions or charitable organizations recommended by the director and approved by the Company. A director will be fully vested in the Plan upon completion of five years of service as a director or upon death or disability. The Plan is unfunded. The Company may fund the Plan through, among other vehicles, the purchase of life insurance policies on the lives of directors, and the Company would own and be the beneficiary of the policies. Directors derive no personal financial or tax benefit from the Plan because the charitable, tax deductible donations and insurance proceeds, if any, accrue solely to the benefit of the Company. Employee directors may participate in the Plan provided they bear their allocable cost. The Company also maintains accidental death, dismemberment and disability insurance on nonemployee directors in the amount of $300,000.

Office of the Chief Executive. The Office of the Chief Executive has responsibility for the overall direction and operations of all the businesses of the Company, including corporate financial performance, environmental leadership and safety, and development of global talent. All four members are employees and two are directors. Its members include the President and Chief Executive Officer, two Executive Vice Presidents and the Senior Vice President-DuPont Finance. The Office of the Chief Executive works in close coordination with the executive officers of the Company.

Strategic Direction Committee. The Strategic Direction Committee, which consists of seven directors, is responsible for reviewing the strategic direction of the Company's major business segments. The Committee also reviews significant trends in technology and their anticipated impact on the Company. During 1997, the Strategic Direction Committee held three meetings.

Environmental Policy Committee. The Environmental Policy Committee is responsible for reviewing the Company's environmental policies and practices. The Committee also provides support for the Company's leadership role in corporate environmentalism. The Environmental Policy Committee, which consists of five directors, held three meetings in 1997.

Audit Committee. The Audit Committee, which consists of five directors, employs independent accountants, subject to stockholder ratification, to audit the Company's financial statements and perform other assigned duties. The Committee also requests the Company's subsidiaries to engage independent accountants, as the Committee deems appropriate, to audit their respective financial statements. Further, the Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of the Company's internal controls. No member of the Audit Committee may be an officer or employee of the Company or any subsidiary. During 1997, the Audit Committee held three meetings.

Compensation Committee. The Compensation Committee, which consists of four directors, is responsible for establishing an executive compensation policy consistent with corporate objectives and stockholder interests. The Committee has responsibility for recommending to the Board levels of compensation for employee directors, including salaries as well as variable compensation, stock options and restricted stock. The Compensation Committee also administers grants under the Company's compensation plans. During 1997, the Compensation Committee held four meetings.


Corporate Governance Committee. The Corporate Governance Committee, which consists of four directors, is responsible for recommending to the Board nominees for election as directors, including nominees for election as directors at the annual meeting. The Committee also has responsibility for reviewing and making recommendations to the Board related to matters on corporate governance such as the practices, policies and procedures affecting directors and the Board's operations and effectiveness. No member of the Committee may be an officer or employee of the Company or any subsidiary. During 1997, the Corporate Governance Committee held four meetings.


Other Information. In August 1995 a purported stockholder derivative action was brought in the U.S. District Court in Columbus, Georgia, by one individual on behalf of the Company against the then current and certain former directors (including all nominees except C. J. Crawford, A. W. Dunham, C. O. Holliday, Jr., L. D. Juliber and G. Watanabe). The civil suit, which seeks unspecified damages and other relief, alleges a breach of fiduciary duty related to the Company's response to a ruling by that court imposing a conditional fine of about $115 million on the Company in connection with its conduct of certain Benlate(R) 50 DF fungicide litigation. That fine has been vacated by the Eleventh Circuit Court of Appeals. The derivative action remains stayed.



                           1--ELECTION OF DIRECTORS

     The 13 nominees for election as directors are identified on pages 4 through
7. All nominees are now members of the Board of Directors with the exception of Curtis J. Crawford. Two current directors, Andrew F. Brimmer and Charles M. Harper, will retire from the Board effective April 29, 1998. The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy.


     The following material contains information concerning the nominees, including their recent employment, positions with the Company, other directorships, and age as of the date of the 1998 Annual Meeting.


[PICTURE OF    PERCY N. BARNEVIK
PERCY N.
BARNEVIK       Director since 1991     Chairman, Corporate Governance Committee
APPEARS HERE]  Age 57                           Member, Strategic Direction and
                                                Environmental Policy Committees

Mr. Barnevik is Chairman and former chief executive officer of ABB Asea Brown Boveri Ltd., headquartered in Zurich, Switzerland, a company serving electric power generation, transmission and distribution customers as well as industrial, environmental control and mass transit markets. In addition to ABB Asea Brown Boveri Ltd., he is also a director of General Motors Corporation and non-executive chairman of the boards of Investor AB and Sandvik AB.

[PICTURE OF    CURTIS J. CRAWFORD
CURTIS J.
CRAWFORD       Age 50
APPEARS HERE]

Mr. Crawford is President and Chief Executive Officer of Zilog, Inc., a producer of application specific standard products in the semiconductor industry. From 1995 to January 1998, Mr. Crawford was group president, Microelectronics Group, Lucent Technologies, Inc., and also served as president, Intellectual Property Division, from October 1997. From 1993 to 1995, he was president of AT&T Microelectronics, a business unit of AT&T Corporation. Mr. Crawford is a director of ITT Industries, Inc., and Zilog, Inc., and chairman of i-Stat Corporation.



[PICTURE OF    LOUISA C. DUEMLING
LOUISA C.
DUEMLING       Director since 1982                         Member, Environmental
APPEARS HERE]  Age 62                                           Policy Committee

Mrs. Duemling is a member of the board of governors of the Nature Conservancy and the board of trustees of the Chesapeake Bay Foundation.



[PICTURE OF    ARCHIE W. DUNHAM
ARCHIE W.
DUNHAM         Director since 1996                         Member, Environmental
APPEARS HERE]  Age 59                                           Policy Committee

An Executive Vice President, Mr. Dunham is also President and Chief Executive Officer of Conoco. He is a former senior vice president-DuPont, executive vice president-exploration production of Conoco and senior vice president of DuPont Polymers and DuPont Chemicals and Pigments. He is a director of Louisiana Pacific Corporation, the American Petroleum Institute, the National Petroleum Council, the U.S.-Russia Business Council and the Greater Houston Partnership and a director and vice chairman of the United States Energy Association. Mr. Dunham also serves on the board of trustees of the Memorial Hermann Healthcare System in Houston, the Houston Grand Opera, Houston Symphony, George Bush Presidential Library and the Smithsonian Institution.



[PICTURE OF    EDWARD B. du PONT
EDWARD B.
du PONT        Director since 1978                       Member, Audit Committee
APPEARS HERE]  Age 64

Mr. du Pont was chairman of Atlantic Aviation Corporation, the principal business of which is the charter, completion, storage, operation and maintenance of aircraft. He serves as a director of Wilmington Trust Corporation, a trustee of Christiana Care Corporation, president and a trustee of Eleutherian Mills-Hagley Foundation, and vice president and a trustee of Longwood Foundation, Inc.

[PICTURE OF    CHARLES O. HOLLIDAY, JR.
CHARLES O.
HOLLIDAY, JR.  Director since July 1997                        Member, Strategic
APPEARS HERE]  Age 50                                        Direction Committee

President and Chief Executive Officer, Mr. Holliday is a former executive vice president, president and chairman-DuPont Asia Pacific and senior vice president. He is a director of Analog Devices, Inc. and Pioneer Hi-Bred International, Inc. Mr. Holliday also serves on the Chancellor's Advisory Council for Enhancement at the University of Tennessee and is a trustee of the Winterthur Museum and Gardens.



[PICTURE OF    LOIS D. JULIBER
LOIS D.
JULIBER        Director since 1995               Member, Strategic Direction and
APPEARS HERE]  Age 49                                    Compensation Committees

Ms. Juliber is Executive Vice President and Chief of Operations, Developed Markets, Colgate-Palmolive Company, the principal business of which is the production and marketing of consumer products. She formerly served as president, Colgate-Palmolive North America, chief technological officer of Colgate-Palmolive and president of that company's Far East/Canada businesses. Ms. Juliber is a member of the board of trustees of Wellesley College and the Brookdale Foundation.



[PICTURE OF    JOHN A. KROL
JOHN A. KROL
APPEARS HERE]  Director since 1992               Member, Strategic Direction and
               Age 61                            Environmental Policy Committees

Chairman of the Board, Mr. Krol is a former president and chief executive officer, vice chairman, and senior vice president of DuPont Fibers and DuPont Agricultural Products. He is a director of Armstrong World Industries, Inc., J.P. Morgan & Co. Incorporated and The Mead Corporation, a member of The Business Council and serves on the boards of Catalyst and the National Association of Manufacturers. Mr. Krol is also a trustee of the Delaware Art Museum, Eleutherian Mills-Hagley Foundation, Tufts University, the University of Delaware and the United States Council for International Business.



[PICTURE OF    WILLIAM K. REILLY
WILLIAM K.
REILLY         Director since 1993      Chairman, Environmental Policy Committee
APPEARS HERE]  Age 58                     Member, Corporate Governance Committee

Mr. Reilly is President and Chief Executive Officer of Aqua International Partners, L.P., which finances water supply and wastewater treatment in developing countries. He formerly served as administrator of the United States Environmental Protection Agency, the Payne visiting professor at the Institute for International Studies at Stanford University and president of World Wildlife Fund and The Conservation Foundation. Mr. Reilly is a director of Evergreen Holdings, Inc., and Royal Carribbean International and a trustee of The National Geographic Society, Presidio Trust and World Wildlife Fund. He also serves on the boards of Yale University Corporation and the German Marshall Fund of the United States and is chairman of American Farmland Trust, Clean Sites, Inc., and the Environmental Education and Training Institute of North America.

[PICTURE OF    H. RODNEY SHARP, III
H. RODNEY
SHARP, III     Director since 1981                             Member, Audit and
APPEARS HERE]  Age 62                                    Compensation Committees

Mr. Sharp is President of the Board of Trustees of Longwood Foundation, Inc., and a director of Wilmington Trust Corporation. He is a trustee of St. Augustine's College (Raleigh, North Carolina) and a trustee and director of Christiana Care Corporation. Mr. Sharp also serves as treasurer and a director of Planned Parenthood of Delaware and a director of First Call for Help, Inc., and the YMCA of Delaware.



[PICTURE OF    CHARLES M. VEST
CHARLES M.
VEST APPEARS   Director since 1993                             Member, Audit and
HERE]          Age 56                                    Compensation Committees

Mr. Vest is President of the Massachusetts Institute of Technology. He is a former provost and vice president of Academic Affairs and dean of Engineering of the University of Michigan. Mr. Vest is a director of International Business Machines Corporation, a fellow of the American Association for the Advancement of Science, and a member of the National Academy of Engineering and the Corporation of the Woods Hole Oceanographic Institution.



[PICTURE OF    GORO WATANABE
GORO WATANABE
APPEARS HERE]  Director since 1996                       Member, Audit Committee
               Age 63

Mr. Watanabe is an Executive Vice President and a Representative Director of Mitsui & Co., Ltd., an international trading company headquartered in Tokyo, Japan. He formerly served as senior executive managing director and president and chief executive officer of Mitsui & Co. (U.S.A.), Inc.



[PICTURE OF    EDGAR S. WOOLARD, JR.
EDGAR S.
WOOLARD, JR.   Director since 1983                           Chairman, Strategic
APPEARS HERE]  Age 64                                        Direction Committee

Mr. Woolard served as chairman of the Board, chief executive officer, president and chief operating officer, vice chairman and executive vice president. He is a director of Apple Computer, Inc., and Citicorp and a member of The Business Council. He also serves as a trustee of Protestant Episcopal Theological Seminary and the Winterthur Museum and Gardens.

                       Beneficial Ownership of Securities



Principal Stockholders. As of December 31, 1997, Wilmington Trust Corporation, Wilmington, Delaware, beneficially owned an aggregate of 94,011,418 shares of the Company's Common Stock, or 8.2% of such shares outstanding at the time. The shares held by Wilmington Trust are held of record for trust, estate, custody or agency accounts and at year-end included 23,245,747 shares held in the DuPont Flexitrust, a trust created by the Company to satisfy obligations of the Company under various employee benefit and compensation plans.

Directors and Executive Officers. Following is information concerning beneficial ownership of shares in DuPont for each director and nominee, executive officers named in the Summary Compensation Table on page 13 and for all directors and executive officers as a group as of December 31, 1997. Also included are shares of DuPont Common Stock granted in 1998 under the Variable Compensation Plan, restricted stock units granted under the Stock Performance Plan to C. O. Holliday, Jr., on February 1, 1998, and shares of DuPont Common Stock purchased prior to March 1, 1998. Under rules of the Securities and Exchange Commission, "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit.

                                                                     Amount and Nature of
                                                                     Beneficial Ownership
                                                         ---------------------------------------------
                                                                      (Number of Shares)
                                                                           Voting or
                                                                          Investment        Right to       Percent of
                                                         Direct(1)         Power(2)         Acquire(3)      Class(4)
                                                         ---------        ----------        ----------     ----------
DuPont Common Stock
  P. N. Barnevik ...................................         2,800              --               --            --
  J. A. Blumberg ...................................        54,921              --            487,474          --
  A. F. Brimmer ....................................        14,664               324             --            --
  C. J. Crawford ...................................           150              --               --            --
  L. C. Duemling ...................................       271,562         1,483,116             --            --
  A. W. Dunham .....................................       129,974              --            844,552          --
  E. B. du Pont ....................................     1,480,382         7,929,664*            --             0.8%
  C. M. Harper .....................................        19,314              --               --            --
  C. O. Holliday, Jr./(5)/ .........................        97,187           285,300*         344,916          --
  L. D. Juliber ....................................         2,881               600             --            --
  J. A. Krol .......................................       203,027           142,260*       1,436,498          --
  K. M. Landgraf ...................................        24,225              --            172,400          --
  W. K. Reilly .....................................         6,680              --               --            --
  H. R. Sharp, III .................................       368,368         6,457,600*            --             0.6%
  C. M. Vest .......................................         3,574              --               --            --
  G. Watanabe ......................................           800              --               --            --
  E. S. Woolard, Jr. ...............................       352,703           294,300*       1,219,146          --
  Directors and Executive Officers as a Group/(5)/..     3,090,005        10,860,798        5,475,809           1.7%

(1) Reported in this column are shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account. Also included in this column are stock units credited under the Variable Compensation Plan, the Salary Deferral and Savings Restoration Plan and the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, and restricted stock units credited under the Stock Performance Plan.

(2) Reported in this column are other shares with respect to which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.

(3) Reported in this column are shares which directors and executive officers have a right to acquire through the exercise of stock options granted under DuPont's stock option plans.

(4) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.5% of the outstanding shares of the class.

(5) C. O. Holliday, Jr., owns directly 1,000 shares of DuPont Photomasks, Inc., Common Stock. Directors and Executive Officers as a Group own directly 1,100 shares of DuPont Photomasks, Inc., Common Stock.

* Because they may be deemed to share, directly or indirectly, voting and/or investment power, E. B. du Pont and H. R. Sharp, III are each listed as beneficial owners of the same 5,320,302 shares; E. B. du Pont and J. A. Krol are each listed as beneficial owners of the same 142,260 shares, and C. O. Holliday, Jr., and E. S. Woolard, Jr., are each listed as beneficial owners of the same 285,300 shares. These shares of DuPont Common Stock are reported only once in the total for directors and executive officers as a group.


Section 16(a) Beneficial Ownership Reporting Compliance. The Company's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of DuPont Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. During 1997, all such reports were filed on a timely basis.





             Compensation Committee Report on Executive Compensation




     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing policies and programs which govern compensation for executive officers and other employees who participate in the Company's Variable Compensation Plan and Stock Performance Plan. The Committee makes specific individual recommendations to the Board of Directors for employee directors.

     The Company's executive compensation policy is to attract, reward and retain management who will achieve the business objectives of the Company, and provide competitive total annual compensation based on positions of equivalent responsibility within a self-constructed group of peer companies. Total annual compensation consists of salary and variable compensation. When determining variable compensation, the Committee evaluates the Company's corporate performance and annual compensation against the peer group, which are the same companies included in the peer group index used in the stock performance graph shown on page 16. The policy also provides for competitive long-term compensation opportunity when compared with other major industrial companies, including many of those shown in the peer group index.

     Stock ownership guidelines were established in 1997 to better align executive officers and other senior managers with the interests of stockholders and to encourage a long-term focus in managing the Company. Stock ownership requirements vary from a minimum of five times base salary for the CEO to one and one-half times for Vice Presidents. A three-year period is given to achieve these guidelines.

     Compensation for executive officers consists of three components: salary, variable compensation and stock options.


Salary

     Consistent with the Company's policy, salaries are about the average of the peer group. Salary increases for executive officers are based on individual contribution and position versus the average of the peer group. This is the same approach as used for other salaried employees.


Variable Compensation Plan

     The Variable Compensation Plan (VCP) provides approximately 10,000 employees, including executive officers, with total annual compensation that varies up or down based on the performance of the Company, the performance of their business unit and their own contribution. Typically, 25% of variable compensation is paid in DuPont Common Stock.

     As approved by stockholders, the VCP limits the annual maximum funding to 20% of consolidated net income after deducting 6% of net capital employed. Each year the Committee reviews operating results, excluding all nonrecurring items, in determining the overall limit on variable compensation. This ensures that the amount available for variable compensation fluctuates in relation to the Company's operating results.

     In determining VCP payments to participants for 1997, the Committee used a formula which consists of equally weighted components of earnings per share
(EPS) versus the prior year and return on investors' capital (ROIC) versus the average of the peer group. The formula may be adjusted based on a subjective assessment of cash flow management for the year and corporate financial performance compared with the peer group. For 1997 the Committee reviewed the Company's performance relative to the peer group's EPS, ROIC and total shareholder return.

     The Company has a program to differentiate variable compensation by business unit. Business differentiation is based on underlying after-tax operating income and cash flow from operations versus each business unit's financial commitment for the year. In addition, payments may be differentiated by business unit based on a subjective assessment of performance in such areas as valuing and developing people, safety, the environment, and continuous improvement. The assessment of performance in these areas may also be used to adjust the formula for overall corporate performance.

     In arriving at the level of payments for 1997, the Committee considered that 1997 EPS (excluding all nonrecurring items) was at an all-time high and 109% of 1996 EPS and ROIC was above the peer group. Average business unit performance was 110% of commitment. The Committee approved average payments that were 118% of 1996 levels. Payments among businesses ranged from 84% to 141% of the average. A total of sixteen business units and functions received upward adjustments for safety and environmental stewardship and eight for valuing and developing people.

     Variable compensation payments for 1997 were 37% of the maximum amount available under the overall VCP limit. Over the past ten years, the Committee has approved payments on average of 55% of the maximum available.

Stock Performance Plan


     Stock options are granted to provide an incentive for employees primarily responsible for the growth and success of the Company. Stock option grants are also intended to encourage the ownership of DuPont stock and thereby further the identity of interests of optionees with those of the Company's stockholders. About 1,500 employees, including executive officers, key leaders in all global regions and middle management, received grants in 1997.

     The Committee has established stock option targets for each participating level of responsibility within the Company based on a survey conducted by Frederic W. Cook & Co., Inc., of 40 large industrial companies. The consulting firm's survey included nine of the peer group companies used for the total annual compensation and stock performance graph comparisons referenced above, as well as other publicly traded companies with multibillion dollar revenues. This broader group of companies, rather than the peer group, is used for determining long-term compensation because of the greater variability in value of long-term compensation plans. Corporate financial performance may be considered by the Committee in determining the number of stock options granted. Targets for DuPont are set to be near the median long-term incentive opportunity granted by the survey group.

     Stock options are typically granted annually. Individual grants may range from 50% to 150% of the target for each level of responsibility to reflect individual performance including achievement of critical operating tasks and potential. In addition to annual grants, special stock option grants are made to employees to recognize advancement to key senior management positions and to recognize significant achievements. All annual grants have been at market price on the date of grant and, after they become exercisable, have value only if the price of DuPont Common Stock has increased to a value greater than at the grant date. As further incentive for stock performance, for options granted from 1994 through 1996 to be exercisable during all but the last six months of the 10-year option term, the price of DuPont Common Stock must be at least 120% of the price on the date of grant. This helps insure that a significant gain for stockholders is achieved before any compensation is realized.

     In January 1997 a unique "Bicentennial" stock option grant was made in lieu of the normal annual option grant. This grant was designed to encourage greater management innovation and creativity to accelerate revenue growth and thus shareholder value, achieving on average at least 15% per year total shareholder return. For 83 executives, half of the options are exercisable if the stock price reaches $75 per share and half at $90 per share, or about 145% and 170%, respectively, of grant price. In addition, these options will be forfeited if these stock price hurdles are not achieved within five years of the date of grant. This grant puts DuPont executives at a significantly higher risk than their peers at other companies. Because of this higher risk, larger than normal grants were made. Other participants received fixed options that are exercisable at $75 per share, without a forfeiture provision.

     The stock option program for 1998 returned to the 20% stock price hurdle (used in 1994-1996) but with one-third of the grant vesting in each of the following three years.

     The reload feature introduced in February 1997 was extended to February 1999 to accelerate management's achievement of the stock ownership guidelines. Participants are eligible for reload options upon the exercise of previously granted stock options with the condition that shares received from the exercise are held for at least five years. Reload options do not increase the combined number of shares and options held by the executive prior to the exercise. Reloads are granted as nonqualified stock options at fair market value and have a term equal to the remaining term of the original option.

     Restricted stock or stock units may also be granted under the Stock Performance Plan as a component of competitive long-term compensation. Grants are made very selectively to attract, retain or reward individuals in specific situations.

Compensation for the Chief Executive Officer (CEO)

     Since 1990, the Committee has used the position of Senior Vice President/Executive Vice President (EVP) as the benchmark tie to the peer group rather than that of CEO for determining the CEO's total annual compensation. This practice has been used to address concerns over the upward spiral of CEO pay and the widening divergence in CEO compensation compared to the average employee. In 1997 the EVP position was benchmarked. This resulted in an upward adjustment for the CEO position to maintain the same relationship with the EVP position. Total annual compensation for the CEO remains about twice that of an EVP responsible for Chemicals and Specialties businesses.

     John A. Krol, who served as CEO throughout 1997, received a salary increase of 8.3% for 1997. His variable compensation for 1997 was 100% of the adjusted 1997 target for his position. In determining his variable compensation, the Committee applied the same formula on a basis consistent with the determination of variable compensation granted to other employees for 1997. In evaluating Mr. Krol's performance, the Committee noted the Company's continued record earnings, the 30% total shareholder return for 1997, and his leadership in identifying and executing strategic initiatives including several key acquisitions to position the Company for long range profitable growth. Mr. Krol also received a Bicentennial stock option grant in 1997 that was 100% of target for his position.


                                   * * * * *


     The federal tax laws impose requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible. The Company has taken appropriate actions to preserve its income tax deduction.

     The Compensation Committee believes the executive compensation programs and practices described above are competitive. They are designed to provide increased compensation with improved financial results and provide additional opportunity for capital accumulation, but only if shareholder value is increased.


                                                 COMPENSATION COMMITTEE


                                                    Charles M. Harper, Chairman
                                                    Lois D. Juliber
                                                    H. Rodney Sharp, III
                                                    Charles M. Vest




                    Compensation and Stock Option Information



     The following table shows information about the compensation of the Company's chief executive officer and four other highest paid executive officers. Two additional tables provide detailed information about these employees' stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                             Annual Compensation                     Compensation
                                     ------------------------------------------      ------------
      Name and                                    Variable         Other                Shares         All Other
     Principal                                  Compensation       Annual             Underlying       Compensa-
      Position                 Year    Salary    (Bonus)(1)    Compensation(2)    Options Granted(3)    tion(4)
      --------               -------  --------  ------------   ---------------    ------------------   ---------
J. A. Krol                     1997   $975,000    $2,100,000                --               898,222     $29,250
  Chief Executive Officer      1996    900,000     1,500,000                --               206,000      27,000
                               1995    702,000     1,040,000                --               427,000      21,060

A. W. Dunham                   1997    667,500     1,450,000                --               290,376      39,950
  Executive Vice President     1996    600,000     1,020,000                --               210,000      36,000
  President & CEO, Conoco      1995    454,400       470,000                --                70,000      27,254

C. O. Holliday, Jr.            1997    526,400     1,050,000          $481,498               517,859      15,792
  President                    1996    472,000       710,000           597,319                68,000      14,160
                               1995    361,000       530,000           555,678               126,000      10,830

J. A. Blumberg                 1997    510,000       820,000           389,795               267,352      15,300
  Executive Vice President     1996    485,600       710,000           344,002                68,000      14,568
                               1995    396,600       510,000                --               126,000      11,898

K. M. Landgraf                 1997    466,400       710,000                --               196,400      13,992
  Executive Vice President     1996     36,700(5)         --                --                24,000(5)    1,101

---------

(1)  On average, about 25% of variable compensation is paid in DuPont Common
     Stock.

(2)  For 1997, 1996 and 1995, respectively, includes $166,500, $469,234 and
     $330,916 for C. O. Holliday, Jr., and $135,435 and $184,605 for 1997 and
     1996, respectively, for J. A. Blumberg, for reimbursement of taxes in excess of those that would have been incurred in the foreign service employee's base country; and includes $307,790, $120,285 and $224,762 in 1997, 1996 and 1995, respectively, for C. O. Holliday, Jr., and $241,160 and $152,197 in 1997 and 1996, respectively, for J. A. Blumberg, in foreign housing allowances and other customary payments for expenses related to overseas assignments.

(3) Shares have been adjusted to reflect a 2-for-1 DuPont Common Stock split in 1997. 1997 includes shares underlying both "Bicentennial" options (larger than normal grants to reflect the higher risk due to significant stock price hurdles and forfeiture provisions) and, for Messrs. Krol, Dunham, Holliday and Blumberg, reload options totaling 315,222; 3,376; 134,659; and 84,152, respectively. See Notes 1 and 2 of the Option Grants Table and Note 1 of the Aggregated 1997 Option Exercises/Year-End 1997 Option Values Table for more detail on the "Bicentennial" options and reload feature, both of which are also described in the Compensation Committee Report on Executive Compensation at page 11.

(4) The Company's matching contributions made pursuant to the Company's savings and thrift plans, including the following amounts credited under the related savings restoration plan in 1997: $24,675 for J. A. Krol; $30,450 for A. W. Dunham; $11,217 for C. O. Holliday, Jr.; $10,725 for J. A. Blumberg and $9,417 for K. M. Landgraf.

(5) Mr. Landgraf became a DuPont employee and received an option grant when he was appointed Senior Vice President effective December 1, 1996.

                               OPTION GRANTS TABLE

                                                                             Potential Realizable Value at
                                                                                Assumed Annual Rates of
                                                                                Stock Price Appreciation
                            Individual Option Grants in 1997(1)(2)                 for Option Term(4)
                            -----------------------------------------     --------------------------------------
                            Number of    Percent
                              Shares    of Total
                            Underlying   Options                Expira-
                              Options    Granted    Exercise      tion
Name                          Granted    in 1997    Price(3)      Date      0%        5%(5)            10%(6)
-----                       ----------  ---------  ---------   --------   -----    -----------     -------------
J. A. Krol.................    583,000     5.84%      $52.50    1/28/07    $0      $         0       $24,413,125
                               145,438     1.46        55.44     2/6/06     0        4,444,949        10,953,299
                               169,784     1.70        55.44   10/24/05     0        5,019,240        12,277,506

A. W. Dunham...............    287,000     2.87        52.50    1/28/07     0                0        12,018,125
                                 1,688     0.02        59.22    1/29/01     0           17,355            36,345
                                 1,688     0.02        59.22    1/23/00     0           11,447            24,107

C. O. Holliday, Jr.........    183,200     1.83        52.50    1/28/07     0                0         7,671,500
                               200,000     2.00        56.25   10/31/07     0        7,100,000        17,950,000
                                46,800      .47        55.44     2/6/06     0        1,430,325         3,524,625
                                37,352      .37        55.44   10/24/05     0        1,104,219         2,701,017
                                28,230      .28        55.44     3/2/05     0          756,917         1,822,599
                                 1,802      .02        55.44    1/28/02     0           27,593            60,930
                                20,475      .21        59.22     3/3/04     0          440,851         1,009,033

J. A. Blumberg.............    183,200     1.83        52.50    1/28/07     0                0         7,671,500
                                46,800      .47        55.44     2/6/06     0        1,430,325         3,524,625
                                37,352      .37        55.44   10/24/05     0        1,104,219         2,701,017

K. M. Landgraf.............    148,400     1.49        52.50    1/28/07     0                0         6,214,250
                                48,000      .48        62.25    8/31/07     0        1,884,000         4,764,000

----------

All Stockholders'
   Gains...................   increase in market value of DuPont
                                 Common Stock at assumed rates of
                                 stock price appreciation(7)..........         $38,216,819,850   $96,989,656,438

All Optionees'
   Gains...................   as a percent of all stockholders'
                                 gains(8).............................                   0.86%             0.86%
----------

(1) Except as described in the Notes below, stock options reported here are exercisable twelve months from date of grant and have a term of 10 years. For "Bicentennial" options granted on January 29, 1997, 50% of the options are exercisable if the stock price reaches $75 per share and the balance are exercisable at $90 per share, but the options will be forfeited if these stock price hurdles are not met within five years of grant date. Options granted on September 1 and November 1, 1997, to K. M. Landgraf and
     C. O. Holliday, Jr., are exercisable three years after date of grant, and the price of DuPont Common Stock must be at least 120% of the price on date of grant for the options to be exercisable.

(2) Shares shown in italics are subject to reload options which were granted when a previously granted option was exercised. These reload options have not increased the combined number of shares and options held by the executive prior to exercise. The reload feature was added in 1997 to accelerate stock ownership by executives. The shares of DuPont Common Stock received upon exercise of the original stock option must be held for at least five years. Reload options are granted at fair market value on the date of exercise of the original option, have a term equal to the remaining term of the original option, and are exercisable six months from date of grant.

(3) The exercise price is the average of the high and low prices of DuPont Common Stock as reported on the NYSE-Composite Transactions Tape on the date of grant.

(4) Represents total appreciation over the exercise price at the assumed annual appreciation rates of 0%, 5% and 10% compounded annually for the term of the option.

(5) Reflects forfeiture of all "Bicentennial" options granted on January 29, 1997, because the $75 and $90 stock price hurdles would not be met within five years of grant date based on the assumed rate of stock price appreciation. Also see Note 1 above.

(6) Reflects forfeiture of 50% of the "Bicentennial" options granted on January 29, 1997, because the $90 stock price hurdle would not be met within five years of grant date based on the assumed rate of stock price appreciation. Also see Note 1 above.

(7) Calculated from the $52.50 exercise price applicable to most options granted under the Stock Performance Plan in 1997 based on the 1,158,085,450 shares outstanding on the January 29, 1997, grant date for those options and reflecting the 2-for-1 DuPont Common Stock split in 1997.

(8) Represents potential realizable value for all options granted under the Stock Performance Plan in 1997 as compared to the increase in market value of DuPont Common Stock at assumed rates of stock price appreciation. Potential realizable value for all such options granted in 1997 is calculated from the $52.50 exercise price applicable to most options granted in 1997 under the Plan.


       AGGREGATED 1997 OPTION EXERCISES/YEAR-END 1997 OPTION VALUES TABLE

                                                    Shares Underlying           Value of Unexercised
                             Option                Unexercised Options          In-the-Money Options
                        Exercises in 1997         Held at Dec. 31, 1997       Held at Dec. 31, 1997(2)
                     -----------------------   ---------------------------   ---------------------------
                       Shares
                     Underlying     Value
Name                   Options   Realized(1)   Exercisable   Unexercisable   Exercisable   Unexercisable
----                 ----------  -----------   -----------   -------------   -----------   -------------
J. A. Krol..........   520,324   $11,140,735     853,498        583,000      $20,995,879      $4,408,938
A. W. Dunham........    10,648       430,620     557,552        290,376       17,407,434       2,173,286
C. O. Holliday, Jr..   238,128     5,833,009     161,716        403,675        2,197,117       2,165,225
J. A. Blumberg......   176,078     4,252,233     304,274        183,200        8,183,371       1,385,450
K. M. Landgraf......        --            --      24,000        196,400          310,500       1,122,275
-------

(1) Represents the pre-tax gain, which is the difference between the market value of the shares on the date of exercise of the options and the exercise price. The reload feature prohibits distribution of all gains, as described in the Compensation Committee Report on Executive Compensation at page 11 and Note 2 of the Option Grants Table. The gains after taxes are converted to shares of DuPont Common Stock that may not be sold or transferred for at least five years. 100% of gains for Messrs. Dunham and Holliday, and 94% and 62% of gains for Messrs. Krol and Blumberg, respectively, resulted from the reload feature.

(2) Represents the closing price for DuPont Common Stock on December 31, 1997 of $60.0625 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than such closing price. Exercisable options have been held at least one year from the date of grant and have met applicable stock price hurdles. Unexercisable options have been held for less than one year.

                          Stock Performance Information

     The following graph presents the cumulative, five-year total return for DuPont Common Stock compared with the S&P 500 Stock Index and a peer group of companies. DuPont has used this peer group for several years to compare compensation for senior management, and eight of the twelve companies are direct competitors. The peer group companies are: AlliedSignal, Amoco, Dow Chemical, Eastman Kodak, Exxon, Ford Motor, General Electric, International Business Machines, Minnesota Mining and Manufacturing, Monsanto, Union Carbide and Xerox.

     The graph assumes that the value of the investment in DuPont Common Stock, the S&P 500 Stock Index and the peer group of companies each was $100 on December 31, 1992 and that all dividends were reinvested. The peer group is weighted by market capitalization.

                           [LINE GRAPH APPEARS HERE]



                    1992      1993      1994      1995      1996      1997

DuPont             $ 100     $106.1    $127.4    $163.8    $226.6    $295.4
S&P 500              100      110.1     111.5     153.4     188.6     251.5
Peer Group           100      120.2     126.8     170.0     227.9     302.0


                               Retirement Benefits

     Retirement benefits for DuPont employees under the DuPont Pension and Retirement Plan are based on an employee's years of service and average monthly pay during the employee's three highest-paid years. "Average monthly pay" for this purpose includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code. The Internal Revenue Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits provided under the pension plan in excess of these limitations are paid from the Company's general revenues under separate, nonfunded pension restoration plans.


                                             Estimated Annual Retirement
       Salary and                            Benefits Based on Service of:
        Variable                ----------------------------------------------
      Compensation               30 Years    35 Years    40 Years    45 Years
      ------------              ----------  ----------  ----------  ----------
      $  900,000..............  $  397,000  $  465,000  $  532,000  $  600,000

       1,475,000..............     656,000     766,000     877,000     988,000

       2,050,000..............     915,000   1,068,000   1,222,000   1,376,000

       2,625,000..............   1,174,000   1,370,000   1,567,000   1,764,000

       3,200,000..............   1,432,000   1,672,000   1,912,000   2,152,000

       3,775,000..............   1,691,000   1,974,000   2,257,000   2,540,000

     The above table illustrates the straight life annuity amounts payable under the DuPont Pension and Retirement Plan and pension restoration plans to DuPont employees retiring at age 65 in 1998. As of normal retirement age (65), the years of service credited for retirement benefits for DuPont employees named in the Summary Compensation Table on page 13 would be as follows: 43 years for C.
O. Holliday, Jr., and 31 years for K. M. Landgraf. J. A. Blumberg retired at year-end 1997 with about 37 years of service, and J. A. Krol retired March 1, 1998, with about 34 years of service.

     The DuPont Pension and Retirement Plan as it applies to Conoco employees and the retirement restoration plans of Conoco are similar to the DuPont Pension and Retirement Plan and the pension restoration plans described above for DuPont employees.

                                             Estimated Annual Retirement
       Salary and                            Benefits Based on Service of:
        Variable                ----------------------------------------------
      Compensation               30 Years    35 Years    40 Years    45 Years
      ------------              ----------  ----------  ----------  ----------
      $  900,000.............   $  425,000  $  496,000  $  568,000  $  640,000

       1,475,000.............      701,000     818,000     936,000   1,054,000

       2,050,000.............      977,000   1,140,000   1,304,000   1,468,000

       2,625,000.............    1,253,000   1,462,000   1,672,000   1,882,000


     The above table illustrates the straight life annuity amounts payable to employees of Conoco retiring at age 65 in 1998, including payments under the retirement restoration plans. As of normal retirement age (65), A. W. Dunham would have 37 years of credited service.


                   2--RATIFICATION OF INDEPENDENT ACCOUNTANTS


     Article III, Section 5, of the Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the books of account, accounting procedures and financial statements of the Company for the year and to perform such other duties as prescribed from time to time by the Audit Committee. On April 30, 1997, the stockholders ratified the appointment by the Audit Committee of Price Waterhouse LLP to perform the functions assigned to it in accordance with the Bylaws.

     Price Waterhouse LLP has served as independent accountants of the Company continuously since 1954. It is believed that its knowledge of the Company's business gained through this period of service is most valuable. Partners and employees of the firm who work on the Company's account are periodically changed, thus giving the Company the benefit of new thinking and approaches in the audit area.

     During 1997, Price Waterhouse LLP audited the Company's annual consolidated financial statements and those of a significant majority of its subsidiaries, reviewed financial information in filings with the Securities and Exchange Commission and other regulatory agencies, audited employee benefit plans and provided various other services. Worldwide fees for all services provided by Price Waterhouse LLP totaled $15 million for the year, of which $6.5 million was for the annual audit of the Company's consolidated financial statements and those of its subsidiaries.

     Subject to ratification by the holders of DuPont Common Stock, the Audit Committee has reemployed Price Waterhouse LLP as independent accountants to perform an examination of the Company's consolidated financial statements for the year 1998 and to render other services as required of them.

     Representatives of Price Waterhouse LLP are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

    The Board of Directors recommends that you vote "FOR" the following resolution:


     RESOLVED: That the action of the Audit Committee in employing Price Waterhouse LLP as independent accountants for the year 1998 to perform the functions assigned to them in accordance with Article III, Section 5, of the Bylaws of E. I. du Pont de Nemours and Company hereby is ratified.


                  3--STOCKHOLDER PROPOSAL ON EXECUTIVE OFFICERS

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C., owner of 300 shares of DuPont Common Stock, has given notice that she will introduce the following resolution and statement in support thereof:


     RESOLVED: That the shareholders recommend that the Board take the necessary step that DuPont specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.


                             Stockholder's Statement

     REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.


     If you AGREE, please mark your proxy FOR this resolution.


                       Position of the Board of Directors

    The Board of Directors recommends that you vote "AGAINST" this proposal.

     The Company has no employment contracts with its executive officers entitling them to compensation, nor are such officers guaranteed salary, bonus or other cash payments. This Proxy Statement already discloses the compensation of the Chief Executive Officer and four highest paid executive officers consistent with rules of the Securities and Exchange Commission. The compensation of each of the Company's executive officers exceeds $250,000 and the names and corporate titles of the executive officers are provided in the Annual Report to Stockholders. Thus, the disclosure proposed in the resolution would provide no new meaningful information to stockholders. Moreover, the proposal would impose disclosure requirements on the Company that go beyond the requirements imposed by the Commission on other companies. Any additional disclosure requirements should emanate from the Commission and be applied uniformly to all companies subject to the proxy rules.


                  4--STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING

     John J. and Margaret R. Gilbert, 29 E. 64th Street, New York, New York, owners of 1,224 and 120 shares, respectively, of DuPont Common Stock and trustees under wills for an additional 2,000 shares, have given notice that one or both of them will introduce the following resolution and statement in support thereof:

     RESOLVED: That the stockholders of E. I. du Pont de Nemours and Company, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.


                             Stockholders' Statement

     Continued strong support along the lines we suggest were shown at the last annual meeting when over 22.1%, 4,701 owners of 97,161,205 shares, were cast in favor of this proposal. The vote against included approximately 7,100 unmarked proxies.

     California law still requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio also has the same provision.

     The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

     Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have also been prevented with cumulative voting, getting directors on the board to prevent such things. Ingersoll-Rand, also having cumulative voting, won two awards. Fortune magazine ranked it second in its industry as "America's Most Admired Corporations" and the Wall Street Transcript noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

     Lockheed Martin, as well as VWR Corporation, now have a provision that if anyone has 40% of the shares cumulative voting applies; it does apply at the latter company.

     In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system of electing directors, and stockholders defeated it, showing stockholders are interested in their rights. Also, Hewlett Packard, a very successful company, has cumulative voting.

     If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.


                         Position of Board of Directors

    The Board of Directors recommends that you vote "AGAINST" this proposal.

     The Company's stockholders have considered and voted on this issue for more than 40 years. And the Company's stockholders have rejected the proposal in each of 16 times it was presented, most recently in 1997.

     The Board continues to believe that cumulative voting is not in the best interest of the Company or its stockholders. In the opinion of the Board, cumulative voting would permit a small minority of shares to elect a director for the sole purpose of supporting a particular point of view, without regard to the interests of other parties. A director elected in this manner could not be expected to exercise free judgment and would not represent the stockholders as a whole.

                  5--STOCKHOLDER PROPOSAL ON BOARD COMPOSITION

     Thomas T. Gniewek, Jr. of 123 Norwood Drive, Camden, Tennessee 38320, owner of 2,048 shares of DuPont Common Stock, has given notice that he will introduce the following resolution and statement in support thereof:

     WHEREAS shareholders believe that our board of directors needs to be more representative of shareholders and reflect a diverse workforce and population so our company can remain competitive and,

     Recently the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% within Fortune 500 companies.

     If we are to successfully compete in the increasingly diverse global marketplace of the future, we must select the best people regardless of race, gender, religion, or physical challenge.

     We believe a more diverse board with its wider range of perspectives would improve the quality of corporate decisionmaking. We request our corporation to enlarge its search for qualified board members including minorities and women.

     The recent proxy of W. R. Grace states their Board... "recognizes that its composition should reflect the global nature of the company's operation and the diversity of its workforce. The Board also recognizes that it is in a unique position to `set the tone at the top' and to demonstrate its belief that diversity makes good business sense."

     Though DuPont has two women and one African American on its board, we do believe this is inadequate to provide the necessary diversity for DuPont to effectively compete in the future.

     We request that the Board promptly take steps to include additional minorities and women candidates for nominations to the Board starting in 1998 and thereafter.

     THEREFORE, BE IT RESOLVED that the shareholders request:

     The Board issue a policy publicly committing the company to a more diverse board, a program of steps, and the timeline to move further in that direction.

     The Board make available an annual report starting in 1998 summarizing efforts to encourage and increase the diversification of:

     . our Board of Directors
     . our Board search firms
     . all Board of Directors committees.


                             Stockholder's Statement

                                      None.


                       Position of the Board of Directors

     The Board of Directors recommends that you vote "AGAINST" this proposal.

     DuPont shares a commitment to diversity in the composition of the Board of Directors. For nearly 25 years, the Board has included an African American man, and one or more women. More recently, the Board has also included a European and an Asian.

     The Company believes that its Board should be composed of individuals who bring varied perspectives, enriched by diverse backgrounds and experiences, to bear on issues facing the Company. When the nominating committee reviews potential nominees, its practice is to consider a wide range of criteria which will vary over time depending on the needs of the Board. A key objective is to identify candidates uniquely qualified to add a valuable perspective. The committee evaluates thoroughly all potential candidates, including white women, African Americans and other people of color. Through the Proxy Statement, the Company has been regularly reporting to stockholders on the diverse makeup of the Board and its committees.

     The composition of the Board is evidence of the effectiveness of existing selection procedures and the Company's sustained commitment to Board diversity for more than two decades. Therefore, the Board believes that the objectives of the proposal are already being met.


                6--STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION

     The International Brotherhood of DuPont Workers, P.O. Box 16333, Louisville, Kentucky, owner of 60 shares of DuPont Common Stock, has given notice that it will introduce the following resolution and statement in support thereof:

    RESOLVED: That the stockholders of E. I. du Pont de Nemours and Company, assembled in annual meeting and by proxy, hereby request that the Board of Directors consider the following nonbinding proposal: To implement a plan that would limit the total annual cash compensation of the executive officers of DuPont so that this compensation would be increased each year by an amount not greater than that of the increase in the consumer price index for the preceding year.


                             Stockholder's Statement

     The compensation situation at DuPont mirrors that of the national picture - one of ever increasing compensation being given to executive officers while wage roll employees do all they can to simply maintain their standard of living. This proposal attempts to bring some sense of equity and fairness to this situation while still affording DuPont the opportunity to reward its executive officers with stock options for superior performance.

     CEO Krol's salary and cash bonus has increased from $1,397,000 in 1994 to $1,742,000 in 1995 to $2,400,000 in 1996 - a 72 percent increase in two years. Former CEO Woolard received an even larger increase, his salary and cash bonus going from $1,242,000 in 1993 to $2,050,000 in 1994 to $2,700,000 in 1996 - a
117 percent increase in two years.

     These increases in cash compensation to Mr. Krol and Mr. Woolard, while dramatic, do not even begin to compare with the enormity of the stock options they were provided. For example, in 1996 alone, Mr. Krol was given stock options valued by DuPont at $5,124,250 and an additional 291,400 stock options under the newly created Equity Compensation Program.

     In stark contrast with the extraordinarily generous treatment accorded its CEO's and its other executive officers, DuPont's wage roll employees have averaged just over a 3 percent annual wage increase for the last 10 years.

     This pay increase provided to the wage roll employees is, in total, about 5 percent less than the overall increase in the consumer price index over the same period.

     Moreover, effective January 1, 1997, wage roll employees are required to share any health care cost increase on a 50/50 basis with DuPont.

     This has all taken place while the wage roll employees have worked harder and more efficiently than ever before. This is reflected in the Company's profits increasing from $2.7 billion in 1994 to $3.636 billion in 1996, a 35 percent increase, at a time when the overall work force declined from 114,000 to 95,000.

Favorable action on this proposal would bring the percentage increase in executive officer compensation more in line with that provided the wage roll employees. Such a move would be applauded by the employees of DuPont as well as the general public. This would serve DuPont well, given its global stature and its increasing prominence in the marketplace.

     If you AGREE, please mark your proxy FOR this resolution.


                       Position of the Board of Directors

    The Board of Directors recommends that you vote "AGAINST" this proposal.

     DuPont must attract, retain and motivate talented employees at all levels of responsibility so that the Company can successfully grow its businesses and increase shareholder value. The Company's policy is to pay competitively for all positions. DuPont competes at each site for locally hired employees, while the competition for most technical, managerial and business leadership positions is primarily on a national or global basis. Executive compensation policies and programs are described in the Compensation Committee's report beginning on page 9.

     As early as 1990, to address concerns over the upward spiral of CEO compensation, DuPont established CEO pay by setting it relative to pay for senior positions below CEO rather than tying it to that of other CEOs. The practice that DuPont initiated results in the CEO being conservatively compensated compared to CEOs at other major companies. In addition, a significant portion of compensation - up to 65% - is "at risk," fluctuating based on performance against measurable commitments. Thus, over a 10-year period, annual CEO compensation increased in 4 years, decreased in 4 years and remained constant in 2 years, principally due to swings in the Company's financial performance.

     In the Board's judgment, the current executive compensation policy approved by the Compensation Committee has the flexibility to attract, retain and motivate creative and committed business leaders who will meet the challenges of a demanding global marketplace.


                    7--STOCKHOLDER PROPOSAL ON MINING RIGHTS

     Ms. Jean A. Riesman, 188 Webster Street, East Boston, Massachusetts, owner of 50 shares of DuPont Common Stock; The Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, Pennsylvania, owner of 10,000 shares of DuPont Common Stock; Missionary Oblates of Mary Immaculate, 8818 Cameron Street, Silver Spring, Maryland, owner of 1,200 shares of DuPont Common Stock; and The Community of the Sisters of St. Dominic of Caldwell, NJ, 52 Old Swartswood Station Road, Newton, New Jersey, owner of 200 shares of DuPont Common Stock, have given notice that they will introduce the following resolution and statement in support thereof:

     WHEREAS: Our company is an environmental leader, yet proposes a titanium dioxide strip-mine alongside Georgia's Okefenokee National Wildlife Refuge that is vigorously opposed by Secretary of Interior Bruce Babbit, U.S. Senator Max Cleland, Georgia Board of Natural Resources, Georgia's Governor, Sierra Club, National Audubon Society, and numerous other prominent organizations;

     DuPont has committed in writing to not strip-mine if any party is opposed, yet despite principled opposition is proceeding with a `collaborative process' which will last more than a year, and which employs a facilitation corporation at undisclosed costs in money, time and resources;

     This process will inevitably result in an outcome opposing the mine. As key opponents hold power to block necessary permits, the process represents a waste of shareholder revenues;

     Okefenokee is home to over 1,000 living species, including endangered red cockaded woodpeckers, wood storks, and gopher tortoises. Strip-mining threatens endangered habitat, water quality & quantity, and the wilderness experience of over 400,000 visitors each year;

     This disruptive strip-mine would run 24 hours/day for over 50 years;

     Over 100 articles (from local papers to the New York Times) have appeared detailing the potential damage of DuPont's plans. Already over 5,000 people have petitioned and written letters to our company opposing the strip-mine;

     Baseline data is not available on the environmental impact of such strip-mines, indicating there is no sure way to protect the Okefenokee;

     Titanium dioxide, the world's 7th most common mineral (used to whiten toothpaste), is available from sites where our company's operations would not threaten a pristine National Refuge;

     Retiring the mining rights to forever protect the Okefenokee would bring our company significant good will, lucrative tax and marketing benefits, and avoid litigation costs;

    RESOLVE: That DuPont permanently retire all mining rights along the Okefenokee, so no mining will ever occur and so the Okefenokee National Wildlife Refuge will not be compromised.

                             Stockholders' Statement

     This proposal prevents losing time and money in a "collaborative process" whose outcome against strip-mining is already certain. A majority of the process' formal participants purposely oppose strip-mining. Necessary permits can be blocked.

     DuPont's 4/11/97 written statement committed to "...abide by whatever decision is ultimately made," and to "...not go forward unless and until we can satisfy all participants...that we will not harm the Okefenokee." The collaborative process wastes company time, resources, and money because principled opposition to strip-mining cannot be erased.

     This strip-mine could destroy an environmental treasure, which is the major economic engine of a three-county area of SE Georgia, whose $55 million in revenues depend upon the Okefenokee. Over 5,000 people have already petitioned and written letters to DuPont to oppose strip-mining.

     Litigation and negative economic backlash if DuPont reneges on its commitment and endangers this pristine national treasure is too great a risk, when alternative sources for this non-essential compound exist worldwide.

     Please vote FOR this proposal to prevent strip-mining along the Okefenokee, which would save money, maintain Georgia's economy, increase DuPont's stature and prestige, protect against liability, and preserve a priceless national treasure.


                       Position of the Board of Directors

    The Board of Directors recommends that you vote "AGAINST" this proposal.

     For 40 years DuPont has conducted surface mining operations to extract titanium dioxide ore deposits in northeast Florida along the topographical feature called the Trail Ridge. Titanium dioxide ore is a key raw material for titanium dioxide white pigment used to whiten many everyday consumer products and materials including paper, paint and other coatings, and plastics such as vinyl siding. The Company believes that it has operated in a safe and environmentally sensitive manner without harm to adjacent wetlands and that it has successfully restored the mined areas to their original use as commercial pine tree plantations.

     The Company acquired additional rights to extract titanium dioxide ore on about 38,000 acres extending north along the Trail Ridge into southeast Georgia outside the eastern boundary of the 395,000-acre Okefenokee National Wildlife Refuge. DuPont recognizes that any possible project must take into account the unique ecosystem of the area so that it can be enjoyed by future generations. In carrying out any project, DuPont is committed to do no harm to the Okefenokee Refuge.

     Last Spring serious concerns were raised about potential impact on the Okefenokee Refuge. The Company halted all preliminary activities and convened an inclusive collaborative process with key stakeholders, including environmental groups, local citizens and Georgia officials, so that all parties could make an informed decision based on extensive environmental and economic evaluations. As part of this process, the Company has agreed to abide by the consensus decision--which may include mining, no mining or some other outcome. DuPont believes that this process can set a new standard for creative solutions to difficult issues such as environmental protection and sustainable development.

     In the Company's judgment, it is not in stockholders' interest to relinquish valuable property rights or terminate the ongoing collaborative process.


                 8--STOCKHOLDER PROPOSAL ON COMMITTEE MEMBERSHIP

    The AFL-CIO Staff Retirement Plan, 815 Sixteenth Street, N.W., Washington, D.C., owner of 23,000 shares of DuPont Common Stock, has given notice that it will introduce the following resolution and statement in support thereof:


    RESOLVED: that the shareholders urge that the board of directors adopt a policy that no board member shall serve on the Compensation Committee if he or she is not an independent director. For these purposes, the board is requested to adopt the following definition of independence to mean a director who:


    . has not been employed by the Company or an affiliate in an executive capacity;
    . has not been a member of a corporation or firm that is one of the Company's paid advisers or consultants;
    . has not been employed by a significant customer or supplier to the Company;
    . has not had personal services contract with the Company or one of its affiliates;
    . has not been employed by a foundation or university that receives significant grants or endowments from the Company;
    . is not a relative of an executive of the corporation or one of its affiliates;
    . has not been part of an interlocking directorate in which the CEO or other executive officer of the Company serves on the board of another corporation that employs the director;
    . and does not have any personal, financial and/or professional relationships with the CEO or other executive officer that would interfere with the exercise of independent judgment by such director.


                             Stockholder's Statement

     The purpose of this proposal is to incorporate within the Compensation Committee a standard of independence that will permit objective decision making on compensation issues at E. I. du Pont de Nemours and Company ("DuPont"). While DuPont does require that directors meet a minimal standard of independence to serve on the committee, this standard is not sufficient to ensure that a director is free of relationships that could diminish his or her independent judgement. Currently, there is one director on the Committee with a conflict of interest issue.

     Charles Vest, the President of the Massachusetts Institute of Technology
(MIT), has substantial undisclosed ties to the Company through his affiliation with MIT. A 50% owned partnership between DuPont and Merck has a technology licensing agreement with MIT that, according to the University, has "produced significant royalties for MIT;" the Company is a member of MIT's Corporate Affiliates Program; and DuPont has provided grants to MIT, including a $500,000 grant to the university in 1997. There may be other grants or licensing arrangements of which we are unaware.

     The relationship of Mr. Vest presents the appearance of a significant conflict of interest. Shareholders would be best served if members of the Committee are truly independent. This is especially important in light of the large compensation packages awarded to executive officers of DuPont.

    For the above reasons, we urge a vote FOR this resolution.


                       Position of the Board of Directors

    The Board of Directors recommends that you vote "AGAINST" this proposal.

     The Board of Directors fully agrees that decisions concerning the compensation of executive officers should be made by a committee of independent directors. The Board believes that each of the members of its Compensation Committee is independent. Each member of the Board's Compensation Committee meets the requirements for independence set forth in rules of both the Securities and Exchange Commission and the Internal Revenue Service. The Company routinely reviews the extent of any relationships between the Company and individual directors or entities with which they are affiliated.

     In the Board's judgment, the standards of independence suggested by the proposal are unduly restrictive when applied to large complex businesses such as the Company's and would deprive the Committee of expert independent judgment today and in the future. By comparison, the SEC and IRS rules referred to above take into account that customary commercial transactions in the ordinary course of business do not interfere with a director's ability to exercise independent judgment.

     The Board takes strong exception to the suggestion that Charles M. Vest has a conflict of interest and is not independent. Applying the criteria set forth in the proposal to Mr. Vest indicates the difficulty in applying the criteria:
The grants and support for research projects which MIT received from DuPont were about one-tenth of one percent of all such revenues MIT received in fiscal 1997. In the Board's judgment, the level of DuPont's contributions does not interfere with Mr. Vest's independence, nor do other interactions with MIT which are similar to those DuPont maintains with numerous academic institutions.

     The Board believes that the intent of the proposal has been met and, if adopted, the proposal would unreasonably exclude a broad range of current and future directors from service on the Compensation Committee.


                                  OTHER MATTERS

     The Board of Directors knows of no other proposals that may properly be presented for consideration at the meeting but, if other matters do properly come before the meeting, the persons named in the proxy will vote your shares according to their best judgment.

                       [LOGO OF RECYCLING APPEARS HERE]


                           Printed on Recycled Paper
                           (10% postconsumer waste)

     [LOGO OF DUPONT
      APPEARS HERE]          PROXY / VOTING INSTRUCTION CARD
                           E.I. DU PONT DE NEMOURS AND COMPANY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

P The undersigned hereby appoints A.F. Brimmer, Charles O. Holliday, Jr., and J.A. Krol, or any of them, each with power of substitution, as proxies
R for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of
O Stockholders to be held on April 29, 1998, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters
X as may properly come before the meeting. The undersigned hereby revokes all proxies heretofore given.
Y

     As described on page 1 of the proxy statement, this proxy also provides voting instructions for shares held for the account to the undersigned in the employee savings and stock ownership plans. A trustee for these plans will vote these shares as directed provided your voting instruction is received by April 23, 1998. A trustee for the employee savings plans may vote in its discretion all shares held in these plans for which no voting instructions are received. Shares held through the Conoco Employee Stock Ownership Plan will be voted for you only if you give voting instructions. Other shares owned by you will be voted only if you sign and return a proxy card, vote by telephone or attend the meeting and vote by ballot.

     On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.


                                                   (Changes of Address/Comments)

     Nominees for the Election of Directors are:
     -------------------------------------------
                                                   -----------------------------

     1. P.N. Barnevik        8. J.A. Krol          -----------------------------
     2. C.J. Crawford        9. W.K. Reilly
     3. L.C. Duemling       10. H.R. Sharp, III    -----------------------------
     4. A.W. Dunham         11. C.M. Vest
     5. E.B. du Pont        12. G. Watanabe        -----------------------------
     6. C.O. Holliday, Jr.  13. E.S. Woolard, Jr.  (If you have written in the
     7. L.D. Juliber                               above space, please mark the
                                                   corresponding box on the
                                                   reverse side of this card)

     Your shares will not be voted unless you vote by telephone as described on the reverse side, or sign and return this card.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
  /\ FOLD AND DETACH HERE -- IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL /\


                            E.I. DU PONT DE NEMOURS
                                  AND COMPANY

                        Annual Meeting of Stockholders

                                April 29, 1998
                                  10:30 a.m.

                             The Playhouse Theatre
                                DuPont Building
                              1007 Market Street
                             Wilmington, Delaware

[X] Please mark your votes as in this
    example

    When properly executed this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposals 3 through 8.

--------------------------------------------------------------------------------
 The Board of Directors recommends a vote "FOR" Board Proposals 1 and 2.
--------------------------------------------------------------------------------

1. Election of Directors (see reverse)

                    FOR              WITHHELD
                    [_]                [_]

To withhold authority to vote for any nominees, specify name below.

------------------------------------

2. On independent accountants

                    FOR              AGAINST              ABSTAIN
                    [_]                [_]                  [_]

--------------------------------------------------------------------------------
 The Board of Directors recommends a vote "AGAINST" the following stockholder proposals.

3. On executive officers

                    FOR              AGAINST              ABSTAIN
                    [_]                [_]                  [_]

4. On cumulative voting

                    FOR              AGAINST              ABSTAIN
                    [_]                [_]                  [_]

5. On board composition

                    FOR              AGAINST              ABSTAIN
                    [_]                [_]                  [_]

6. On executive compensation

                    FOR              AGAINST              ABSTAIN
                    [_]                [_]                  [_]

7. On mining rights

                    FOR              AGAINST              ABSTAIN
                    [_]                [_]                  [_]

8. On committee membership

                    FOR              AGAINST              ABSTAIN
                    [_]                [_]                  [_]

--------------------------------------------------------------------------------

Send Annual Meeting Ticket                                  [_]

Discontinue Annual Report Mailings for this Account         [_]

Change of Address/Comments                                  [_]


SIGNATURE(S)
           ------------------------------------------------- DATE ______________
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.

--------------------------------------------------------------------------------

    .FOLD AND DETACH HERE -- IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL.



                               VOTE BY TELEPHONE

                                 Quick & Easy

DuPont encourages stockholders to take advantage of a new cost-effective and convenient way to vote your shares -- by telephone. You may vote by telephone 24 hours a day, 7 days a week. To access the telephone voting system, you must use a touch-tone telephone and follow the instructions below:

 .  Stockholders calling from the United States, Canada, Puerto Rico and the U.S.
   Virgin Islands may dial toll-free 1-800-652-8683 (1-800-OK2-VOTE). If you call from other locations, you may dial 201-324-0377, and you will bear the normal cost of international telephone access charges to use the telephone voting service.

 .  When requested, enter the last 4 digits of your U.S. Social Security Number
   (if you have one) and your Voter Control Number printed in the box above, just below the perforation.

 .  The instructions will lead you through the simple voting process.

Telephone voting provides the same authorization to vote your shares as if you marked, signed, dated and returned the proxy/voting instruction card. If you vote by telephone, please do not mail your proxy card.

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